                                 EXHIBIT NO. 12

                             PROGRESS ENERGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         Twelve Months Ended                    Year Ended
                              June 30,                         December 31,
                         --------------------  ------------------------------------------------
                            2001       2000      2000      1999      1998      1997      1996
                         ----------  --------  --------  --------  --------  --------  --------
                                              (Thousands of Dollars)
Earnings, as defined:
 Net income............. $  551,347  $418,121  $478,361  $379,288  $396,271  $382,265  $381,668
 Fixed charges, as
  below.................    536,428   229,251   296,419   207,210   196,445   203,013   220,059
 Income taxes, as
  below.................     71,349   253,584   194,625   250,272   249,180   225,491   247,691
                         ----------  --------  --------  --------  --------  --------  --------
  Total earnings, as
   defined.............. $1,159,124  $900,956  $969,405  $836,770  $841,896  $810,769  $849,418
                         ==========  ========  ========  ========  ========  ========  ========
Fixed Charges, as
 defined:
 Interest on long-term
  debt.................. $  415,077  $199,209  $237,494  $180,676  $169,901  $163,468  $172,622
 Other interest.........    111,476    13,771    45,459    10,298    11,156    18,743    19,155
 Imputed interest factor
  in rentals--charged
  principally to
  operating expenses....      5,454    11,448     8,756    11,517    10,775    11,421    12,816
 Preferred dividend
  requirements of
  subsidiaries (a)......      4,421     4,823     4,710     4,719     4,613     9,381    15,466
                         ----------  --------  --------  --------  --------  --------  --------
  Total fixed charges,
   as defined........... $  536,428  $229,251  $296,419  $207,210  $196,445  $203,013  $220,059
                         ==========  ========  ========  ========  ========  ========  ========
Income Taxes:
 Income tax expense..... $   79,498  $261,733  $202,774  $258,421  $257,494  $233,716  $255,916
 Included in AFUDC--
  deferred taxes in book
  depreciation..........     (8,149)   (8,149)   (8,149)   (8,149)   (8,314)   (8,225)   (8,225)
                         ----------  --------  --------  --------  --------  --------  --------
  Total income taxes.... $   71,349  $253,584  $194,625  $250,272  $249,180  $225,491  $247,691
                         ==========  ========  ========  ========  ========  ========  ========
Ratio of Earnings to
 Fixed Charges..........       2.16      3.93      3.27      4.04      4.29      3.99      3.86

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(a) Presented on a pretax basis based on effective income tax rate